Exhibit 99.1

Verde Bio Holdings Announces Opportunistic Divestiture of Select Properties

FRISCO, TX, September 21, 2022, (GLOBE NEWSWIRE) -- via NewMediaWire – Verde Bio Holdings, Inc. (OTCQB: VBHI) (www.verdebh.com), a growing oil and gas company, today announced that it has entered into an agreement with a private buyer for the sale of two of its assets for a combined sales price of $1,068,300. The transaction is scheduled to close on or before October 21, 2022, with an effective date of December 1, 2022, pending buyer due diligence.

Verde Bio Holdings will achieve approximately a 78% profit with the sales price alone, which combined with revenue generated from holding the assets for a little over a year equates to a significant return to the company on its investment in the assets. In addition to the profits and previous revenue mentioned above, Verde also will receive all revenue of the assets related to production from the wells through November, 2022.

“This is a great example of solid execution of our business model,” Mr. Cox, CEO of Verde, stated. “Our strategic acquisition strategy allowed us to purchase these assets at historically low prices and then monetize them as commodity prices rose to historical highs. The high commodity price environment allowed us to analyze our properties and identify out of favor assets to sell as well as key areas to reinvest the profits. We will continue to be opportunistic for our shareholders when a situation, such as this, presents itself. Our goal is to build a high-performance portfolio with active management of our assets. At times, this will allow us to prune our lower performing properties and reinvest the capital into better performing assets with higher upside potential of new drilling and development. As we have been cultivating a large pipeline of potential acquisitions in the buy-side markets we have also been focused on developing a sell-side market in retail channels including the 1031 Exchange markets.”

“We plan to reinvest all proceeds from this profitable transaction, and we continue to evaluate a number of other potential acquisitions. We pride ourselves on the ability to be both creative and flexible in this highly lucrative energy market. We are very pleased with our portfolio of assets, and the combined growth in revenue and development of new wells while continuing to analyze our portfolio for opportunities of potential divestment of other non-core assets at significant profits.”

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTCQB: VBHI) is an Energy Company based in Frisco, Texas, engaged in the acquisition and management of Mineral and Royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2022 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com